Exhibit 99.1
Cognizant Reports Third Quarter 2026 Results
12% year-over-year revenue growth in Financial Services; strong EPS growth, adjusted operating margin expansion, and free cash flow generation
•Revenue of $5.7 billion increased 4.6% year-over-year or 4.8% in constant currency1
•Operating margin of 15.4% decreased 60 basis points year-over-year; Adjusted Operating Margin1 of 16.3% increased 30 basis points year-over-year
•GAAP EPS2 of $1.39 increased 148% year-over-year; Adjusted EPS1 of $1.49 increased 7.2% year-over-year
•Trailing 12-month bookings of $28.7 billion increased 4% year-over-year
•2026 constant currency revenue growth guidance is revised to 4.0% to 4.4% year-over-year growth
•2026 Adjusted Operating Margin guidance is now approximately 16.1%, year-over-year expansion of 30 basis points
•2026 Adjusted Diluted EPS guidance revised to $5.72 to $5.79, year-over-year growth of 8% to 10%
TEANECK, N.J., October 29, 2026 - Cognizant (Nasdaq: CTSH), a leading AI builder and technology services provider, today announced its third quarter 2026 financial results.

“We delivered third-quarter revenue above the midpoint of our guidance range, including another quarter of double-digit growth in Financial Services and our seventh consecutive quarter of year-over-year adjusted operating margin expansion,” said Ravi Kumar S, Chief Executive Officer. “The AI market is moving from capability to value realization, requiring enterprises to reimagine how work gets done, build AI into the fabric of the enterprise and create new sources of value. We are making that transition alongside our clients, with over 50% of our code now AI-assisted, over 95,000 frontier AI badges and certifications earned by our associates and continued improvement in revenue and adjusted operating income per employee. What we learn as we apply AI across Cognizant strengthens how we partner with clients through our AI Builder strategy, helping them make AI a new production function that creates enterprise value at scale.”

$ in millions, except per share data	Q3 2026	Q3 2025
Revenue	$5,664	$5,415
Y/Y Change	4.6%	7.4%
Y/Y Change CC1	4.8%	6.5%
GAAP Operating Margin	15.4%	16.0%
Adjusted Operating Margin[1]	16.3%	16.0%
GAAP Diluted EPS[2]	$1.39	$0.56
Adjusted Diluted EPS[1]	$1.49	$1.39
	YTD 2026	YTD 2025
Operating cash flow	$1,836	$2,025
Free cash flow[1]	$1,582	$1,884
See "Revenue by Business Segment and Geography" section for additional revenue details and drivers of growth.
1 Constant currency ("CC") revenue growth, Adjusted Operating Margin, Adjusted Diluted Earnings Per Share ("Adjusted Diluted EPS" or "Adjusted EPS") and free cash flow are not measures of financial performance prepared in accordance with U.S. generally accepted accounting principles ("GAAP"). A full reconciliation of Adjusted Operating Margin guidance to the corresponding GAAP measure on a forward-looking basis cannot be provided without unreasonable efforts. See “About Non-GAAP Financial Measures and Performance Metrics” for more information and a partial reconciliation to the most directly comparable GAAP financial measure at the end of this release.
2 GAAP Diluted EPS includes a one-time non-cash income tax charge that negatively impacted Q3 2025 by $0.80.

“Our third-quarter performance reflects the strength of our operating model and disciplined approach to capital allocation,” said Jatin Dalal, Chief Financial Officer. “Adjusted EPS grew 7%, exceeding revenue growth both in the quarter and year-to-date. Through the first nine months of 2026, we have expanded adjusted operating margin by 30 basis points, generated $1.6 billion of free cash flow and deployed $2.3 billion on share repurchases and dividends. We achieved these results while investing in strategic partnerships and AI skilling initiatives, and integrating recently completed acquisitions. We believe this balanced approach supports sustainable growth and long-term value creation.”
Bookings
On a trailing-twelve-month basis, bookings increased 4% year-over-year to $28.7 billion, which represented a book-to-bill of approximately 1.3x. Bookings in the third quarter declined 7% year-over-year. Third quarter bookings included three large deals, which are deals with total contract value of $100 million or greater.
Employee Metrics
On a trailing-twelve months basis, Voluntary Attrition - Tech Services was 12.6% for the period ended September 30, 2026, as compared to 13.0% and 12.6% for the periods ended June 30, 2026 and September 30, 2025, respectively. Total headcount as of September 30, 2026 was 359,900, an increase of 3,200 from June 30, 2026 and an increase of 10,100 from September 30, 2025.
Capital Allocation
The Company repurchased 4.9 million shares for $258 million during the third quarter under its share repurchase program. As of September 30, 2026, there was $2.1 billion remaining under the share repurchase authorization. In October 2026, the Company declared a quarterly cash dividend of $0.33 per share for shareholders of record on November 13, 2026. This dividend will be payable on November 25, 2026.
Project Leap
In the second quarter of 2026, we introduced Project Leap, a program designed to accelerate our transformation to the operating model of the future by funding investments in our integrated offerings, AI capabilities and partnerships, reshaping productivity through competitive offerings and upskilling our workforce. During the third quarter of 2026, we revised our estimates related to Project Leap. We now expect to record total costs of $180 million to $250 million, with $140 million to $160 million of costs expected to be incurred in 2026 and the remainder to be incurred through the first quarter of 2027. Cash payments related to the costs are expected to be made primarily over the same period. This consists of $150 million to $200 million of employee severance and other personnel related costs and $30 million to $50 million of other charges. This program is expected to generate in-year savings of approximately $200 million in 2026, which are and will continue to be used primarily to fund investments as described above.

Fourth Quarter and Full-Year 2026 Guidance3
(all growth rates year-over-year)
•Fourth quarter revenue is expected to be $5.49 to $5.57 billion, growth of 3.0% to 4.5%, or 3.2% to 4.7% in constant currency.
•Full-year 2026 revenue is expected to be $22.05 to $22.14 billion, growth of 4.5% to 4.9%, or 4.0% to 4.4% in constant currency.
•Full-year 2026 Adjusted Operating Margin4 is now expected to be approximately 16.1%, or 30 basis points of expansion.
•Full-year 2026 Adjusted Diluted EPS4 is expected to be in the range of $5.72 to $5.79, growth of 8% to 10%.

3 Guidance as of October 29, 2026
4 A full reconciliation of Adjusted Operating Margin and Adjusted Diluted EPS guidance to the corresponding GAAP measures on a forward-looking basis cannot be provided without unreasonable efforts. See “About Non-GAAP Financial Measures and Performance Metrics” for more information and a partial reconciliation to the most directly comparable GAAP financial measures at the end of this release.

Select Company, Client and Partnership Announcements
Cognizant is building a portfolio of capabilities combined with deep domain expertise to harness and advance an AI-led future. Cognizant’s progress has been accelerated through client agreements, platform enhancements, partnerships, and investments in AI skilling. Recent announcements include:
Client Announcements
•Announced a five-year extension of its work with Gilead Sciences, a biopharmaceutical company. Under the agreement, Cognizant will support Gilead's continued development of DevOps capabilities and the responsible application of agentic AI tools across selected technology programs. The agreement follows more than a decade of work in which Cognizant has supported elements of Gilead's global IT infrastructure, platforms, applications and advanced analytics.
•Selected by the European Bank for Reconstruction and Development (EBRD) to support its Tech Blueprint, the Bank’s technology transformation program, which focuses on driving efficiency, effectiveness and innovation through digitally enabled processes powered by AI, data, and intelligent automation. Under the five-year framework, Cognizant aims to deliver critical technology services across two complementary service models: outcome-led managed services and fixed-capacity services, spanning digital and workplace management, cloud infrastructure, data and security, software engineering, automation and AI.
•Announced the next phase of its strategic partnership with Travelport, an intelligent infrastructure travel provider, marking a new phase focused on embedding AI across the platforms, products and operations that power the travel industry. Since announcing their AI transformation in May 2026 alongside Anthropic, Cognizant and Travelport have completed the first phase of the initiative, establishing the foundational platforms, architecture and modern engineering practices required for AI-enabled delivery.
•Selected by SITA, a leading specialist in air transport technology, as the implementation and transformation partner for SITA's SKY program. The groupwide, finance-led initiative will help SITA implement a modern cloud platform across finance, procurement and supply chain processes.
•Announced production results from autonomous AI engineering work at Odyssey Logistics, a global logistics provider, along with an expanded set of collaborative offerings built on Cognition's AI software engineer, Devin. Odyssey is working to launch its OdysseyONE platform, intended to support order intake, execution, visibility and lifecycle management across its network. Odyssey set out to consolidate its order intake and full shipment lifecycle onto that platform. A seven-person Cognizant team used Devin to handle the legacy conversion. Delivery throughput rose by roughly a third and Odyssey recorded a 37 percent net cost saving against the conventional approach.
•Announced the successful implementation and go-live of Cognizant's Application Management Services (AMS) at Axis Bank, one of the largest private sector banks in India, for the bank's AMS 2.0 initiative. AMS 2.0 is a structured program designed to strengthen delivery governance, improve operational consistency and accelerate the adoption of automation across application support services.
•Selected to partner with Benchling, a leading AI platform for biotech R&D, to accelerate R&D at research sites for Kyowa Kirin, a Japan-based global specialty pharmaceutical company. Benchling gives scientists a single place to capture structured data, run AI models and agents and automate the workflows that move discovery and development forward. Through Cognizant's implementation support, researchers in the Research Division of Kyowa Kirin will be able to efficiently and seamlessly conduct a range of research activities, from experiment planning and execution to data collection and use of AI, within a single environment.

•Chosen by Ingenico, a global provider of in-person commerce solutions and services, to help simplify and modernize Ingenico's global technology operations. Under the five-year agreement, Cognizant has been tasked with embedding AI across Ingenico's infrastructure and operations, security and data to support the modernization of Ingenico's technology operations, including infrastructure, security, business and corporate applications and data systems, while providing managed services across end-user services, service desk, application support and engineering.
Platform Enhancements and Partnerships
•Announced the general availability of Workflow Agentic Processing and Enterprise Model Context Protocol (MCP) Servers for the TriZetto Facets® and QNXT™ core administration platforms. The Workflow Agentic Processing capability lets AI agents carry out a health plan's standard operating procedures to automate processing of eligible routine pending claims, while denials, exceptions and complex cases are routed to human reviewers when additional judgment is needed.
•Expanded its partnership with Google Cloud by establishing a new Gemini Frontier Capability Group backed by 18,000 dedicated Cognizant associates. The new group pairs Google's full-stack, enterprise-ready AI platform with Cognizant's domain, industry and engineering expertise as an AI Builder.
•Announced an expanded collaboration with CrowdStrike, a global cybersecurity company, to introduce Cognizant Cybersecurity for Operational Technology, an Operational Technology (OT) security service powered by CrowdStrike Falcon® for XIoT. The service combines Cognizant's industrial engineering expertise and managed security operations with CrowdStrike's unified visibility and protection across XIoT and IT environments designed to help protect mission-critical assets.

Select Company Announcements and Recognition
•Entered into a definitive agreement to acquire DyFlex Solutions, a leading SAP transformation firm. Headquartered in Australia, DyFlex is a multi-award-winning SAP Platinum Partner delivering advisory, consulting, implementation and managed services across the SAP ecosystem in Australia and New Zealand. The proposed transaction is expected to strengthen Cognizant's enterprise platform, AI and SAP capabilities in the region, and its domain expertise in mining and resources, energy and utilities, manufacturing, logistics, the public sector and the mid-market sector.
•Announced the launch of Cognizant AI Nexus, a modular, multi-model operating layer designed to help enterprises more quickly turn AI investment into proven business value by metering AI spend, governing AI quality and documenting results across every team. Cognizant AI Nexus is designed to help enterprises build compounding value from their most effective processes. It distills proven practices into reusable assets that teams can share and AI specialists can apply, and each workflow run adds to the knowledge behind the next.
•Launched Cognizant Activate, a new business unit designed to help emerging enterprises harness AI and accelerate transformation. Cognizant Activate is expected to deliver platform-aligned, pre-configured solution kits spanning data and AI, cybersecurity, enterprise applications, cloud modernization and managed services.
•Detailed its expanded commitment to America's workforce. Cognizant plans to hire 1,500 U.S. college graduates and scale a new Frontier Certified Engineer and Frontier Business Operator workforce to 15,000 people, backed by annual direct hiring from universities. The company's position is that AI should expand opportunity for American workers, not shrink it.

•Completed its Americas Codex hackathon, a hybrid event held with OpenAI in which more than 2,600 associates built solutions using OpenAI Codex. The event is a step forward in Cognizant's frontier-certified workforce skilling strategy and its broader investment in American AI-era jobs. The event followed Cognizant’s 10,000-participant flagship Codex Hackathon in India in late July.
•Launched its Talent Accelerator program with 489 newly hired graduates from 58 business schools across 37 cities in India. The program is a two-week immersive onboarding held simultaneously across Cognizant's facilities in Chennai, Bengaluru, Hyderabad and Pune, designed to help new hires learn about the company and its values. It also combines functional, sales and marketing training, alongside direct interaction with Cognizant's business and leadership teams.
•Recognized as a Leader by Everest Group in:
◦BFS Agentic Business Operations PEAK Matrix® Assessment 2026
◦Global Capability Center (GCC) Transformation Capabilities in India – PEAK Matrix® Assessment 2026
◦Life and Annuity (L&A) Insurance IT Services PEAK Matrix® Assessment 2026
◦Financial Crime and Compliance (FCC) Operations Services PEAK Matrix® Assessment 2026
◦Fraud Management Operations Services PEAK Matrix® Assessment 2026
◦Pharmaceutical R&D IT Services PEAK Matrix® Assessment 2026
◦Application Management Services PEAK Matrix® Assessment 2026
◦Insurance Intermediaries Operations PEAK Matrix® Assessment 2026
◦Insurance Claims Operations PEAK Matrix® Assessment 2026
◦Retail Digital Services PEAK Matrix® Assessment 2026
◦Digital Workplace Services (DWS) PEAK Matrix® Assessment 2026 – NA & EU
◦Cybersecurity Services PEAK Matrix® Assessment 2026 - Global
◦Global Capability Center (GCC) Setup Capabilities in India - PEAK Matrix® Assessment 2026
◦Microsoft Azure Services PEAK Matrix® Assessment 2026
◦Product Lifecycle Management Services PEAK Matrix® Assessment 2026
◦Quality Engineering (QE) Services for AI Applications and Systems PEAK Matrix® Assessment 2026
•A Leader in IDC MarketScape:
◦Worldwide AI-Enabled Adobe Professional Services 2026 Vendor Assessment, doc #US54114626, October 2026
◦Worldwide Cloud Professional Services in the AI Era 2026 Vendor Assessment, doc # US54117426, September 2026
◦Worldwide Digital Workplace Services 2026 Vendor Assessment, doc # US54119026, September 2026
◦Worldwide Oracle Implementation Services 2026 Vendor Assessment, doc # US54124626, August 2026
◦Worldwide ServiceNow Implementation Services 2026, doc # US54126726, August 2026

•Leadership in ISG Provider Lens™:
◦Telecom, Media and Entertainment AI-Native Transformation Services 2026 - Global
◦Future of Work Services 2026 – US
•Leadership in Avasant’s RadarView:
◦Application Management Services, 2026
◦Capital Markets Business Process Transformation, 2026
◦Digital Workplace Services, 2026
◦Mexico Digital Services, 2026
◦Quality Engineering Services, 2026
◦Retail Digital Services, 2026

◦United Kingdom Digital Services, 2026
◦Marketing and Sales Business Process Transformation, 2026
◦Digital Masters – Process Transformation, 2026
◦Digital Masters – Technology Transformation, 2026
◦Freight & Logistics Digital Services, 2026
◦Salesforce Services, 2026
◦Travel, Transportation, and Hospitality Digital Services, 2026
◦Utilities Digital Services, 2026
◦Guidewire Services, 2026
◦Data Management and Advanced Analytics Services, 2026
◦Healthcare Payor Digital Services, 2026
◦State and Local Government Digital Services, 2026

Conference Call
Cognizant will host a conference call on October 29, 2026, at 8:30 a.m. (Eastern) to discuss the Company’s third quarter 2026 results. To listen to the conference call, please dial (877) 810-9510 (domestic) or +1 (201) 493-6778 (international) and provide the following conference passcode: “Cognizant Call.”
The conference call will also be available live on the Investor Relations section of the Cognizant website at http://investors.cognizant.com. An earnings supplement will also be available on the Cognizant website at the time of the conference call. For those who cannot access the live broadcast, a replay will be available. To listen to the replay, please dial (877) 660-6853 (domestically) or +1 (201) 612-7415 (internationally) and enter 13762450 beginning two hours after the end of the call until 11:59 p.m. (Eastern) on Wednesday, November 12, 2026. The replay will also be available at Cognizant’s website www.cognizant.com for 60 days following the call.
About Cognizant
Cognizant (Nasdaq: CTSH) is an AI builder and technology services provider, building the bridge between AI investment and enterprise value by building full-stack AI solutions for our clients. Our deep industry, process and engineering expertise enables us to build an organization's unique context into technology systems that amplify human potential, realize tangible returns and keep global enterprises ahead in a fast-changing world. See how at www.cognizant.ai or @cognizant.

Forward-Looking Statements
This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which is necessarily subject to risks, uncertainties and assumptions as to future events that may not prove to be accurate. These statements include, but are not limited to, express or implied forward-looking statements relating to our strategy, strategic partnerships and collaborations, competitive position and opportunities in the marketplace, investment in and growth of our business, the pace and magnitude of change and client needs related to AI, the effectiveness of and plans related to our recruiting and talent efforts and related costs, labor market trends, the anticipated amount of capital to be returned to shareholders, our anticipated financial performance, matters related to Project Leap, expected benefits resulting from our recent acquisitions, and other statements regarding matters that are not historical facts. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions; the competitive and rapidly changing nature of the markets we compete in; our ability to successfully use AI-based technologies and the impact those technologies may have on the demand and terms for our services; the competitive marketplace for talent and its impact on employee recruitment and retention; our ability to successfully implement Project Leap and the amount of costs, timing of incurring costs, and benefits of such project; legal, reputational and financial risks resulting from cyberattacks; changes in the regulatory environment, including with respect to immigration, trade and taxes; and the other factors discussed in our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Cognizant undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities law.

About Non-GAAP Financial Measures and Performance Metrics

Non-GAAP Financial Measures
To supplement our financial results presented in accordance with GAAP, this press release includes references to the following measures defined by the Securities and Exchange Commission as non-GAAP financial measures: Adjusted Operating Margin, Adjusted Income from Operations, Adjusted Net Income, Adjusted Diluted EPS (or Adjusted EPS), free cash flow and constant currency revenue growth. These non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures should be read in conjunction with our financial statements prepared in accordance with GAAP. The reconciliations of our non-GAAP financial measures to the corresponding GAAP measures should be carefully evaluated.
Our non-GAAP financial measures Adjusted Operating Margin and Adjusted Income from Operations exclude unusual items, such as Project Leap charges and the partial reversal of the India Defined Contribution Obligation in 2026 and the gain on sale of property and equipment in 2025. Our non-GAAP financial measures Adjusted Net Income and Adjusted Diluted EPS exclude unusual items, such as Project Leap charges, the partial reversal of the India Defined Contribution Obligation, the gain on sale of property and equipment and the gain on sale of property and equipment and the one-time income tax expense related to the enactment of the OBBBA, net non-operating foreign currency exchange gains or losses and the tax impact of all the applicable adjustments. The income tax impact of each item excluded from Adjusted Net Income and Adjusted Diluted EPS is calculated by applying the statutory rate and local tax regulations in the jurisdiction in which the item was incurred. Free cash flow is defined as cash flows from operating activities plus proceeds from sale of property and equipment, net of purchases of property and equipment. Constant currency revenue growth is defined as revenues for a given period restated at the comparative period’s foreign currency exchange rates measured against the comparative period's reported revenues.
Management believes providing investors with an operating view consistent with how we manage the Company provides enhanced transparency into our operating results. For our internal management reporting and budgeting purposes, we use various GAAP and non-GAAP financial measures for financial and operational decision-making, to evaluate period-to-period comparisons, to determine portions of the compensation for our executive officers and for making comparisons of our operating results to those of our competitors. Accordingly, we believe that the presentation of our non-GAAP measures, which exclude certain costs, when read in conjunction with our reported GAAP results, can provide useful supplemental information to our management and investors regarding financial and business trends relating to our financial condition and results of operations.
A limitation of using non-GAAP financial measures versus financial measures calculated in accordance with GAAP is that non-GAAP financial measures do not reflect all of the amounts associated with our operating results as determined in accordance with GAAP and may exclude costs that are recurring such as our net non-operating foreign currency exchange gains or losses. In addition, other companies may calculate non-GAAP financial measures differently than us, thereby limiting the usefulness of these non-GAAP financial measures as a comparative tool. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from our non-GAAP financial measures to allow investors to evaluate such non-GAAP financial measures.

Performance Metrics
Bookings are defined as total contract value (or TCV) of new contracts, including new contract sales as well as renewals and expansions of existing contracts. Bookings can vary significantly quarter to quarter depending in part on the timing of the signing of a small number of large contracts. Our book-to-bill ratio is defined as bookings for the trailing twelve months divided by revenue for the same period. Measuring bookings involves the use of estimates and judgments and there are no independent standards or requirements governing the calculation of bookings. The extent and timing of conversion of bookings to revenues may be impacted by, among other factors, the types of services and solutions sold, contract duration, the pace of client spending, actual volumes of services delivered as compared to the volumes anticipated at the time of sale, and contract modifications, including terminations, over the lifetime of a contract. The majority of our contracts are terminable by the client on short notice often without penalty, and some without notice. We do not update our bookings for subsequent terminations, reductions or foreign currency exchange rate fluctuations. Information regarding our bookings is not comparable to, nor should it be substituted for, an analysis of our reported revenues. However, management believes that it is a key indicator of potential future revenues and provides a useful indicator of the volume of our business over time. Large deals and mega deals are defined as deals with a total contract value of $100 million or greater and $500 million or greater, respectively.

Investor Relations Contact:	Media Contact:
Tyler Scott	Jeff DeMarrais
SVP, Investor Relations	SVP, Corporate Communications
+1 551-220-8246	+1 475-223-2298
Tyler.Scott@cognizant.com	Jeff.DeMarrais@cognizant.com
- tables to follow -

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(in millions, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenues	$5,664	$5,415	$16,558	$15,775
Operating expenses:
Cost of revenues (exclusive of depreciation and amortization expense shown separately below)	3,751	3,581	11,041	10,457
Selling, general and administrative expenses	841	833	2,360	2,434
Restructuring charges	51	—	135	—
Depreciation and amortization expense	149	135	433	410
(Gain) on sale of property and equipment	—	—	—	(62)
Income from operations	872	866	2,589	2,536
Other income (expense), net:
Interest income	16	25	56	78
Interest expense	(19)	(8)	(39)	(29)
Foreign currency exchange gains (losses), net	2	4	27	13
Other, net	(8)	—	(28)	3
Total other income (expense), net	(9)	21	16	65
Income before provision for income taxes	863	887	2,605	2,601
Provision for income taxes	(237)	(613)	(676)	(1,023)
Income (loss) from equity method investments	1	—	(4)	4
Net income	$627	$274	$1,925	$1,582
Basic earnings per share	$1.39	$0.56	$4.15	$3.22
Diluted earnings per share	$1.39	$0.56	$4.14	$3.22
Weighted average number of common shares outstanding - Basic	450	486	464	491
Dilutive effect of shares issuable under stock-based compensation plans	—	1	1	—
Weighted average number of common shares outstanding - Diluted	450	487	465	491

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Unaudited)

(in millions, except par values)	September 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$1,515	$1,901
Short-term investments	37	13
Trade accounts receivable, net	4,850	4,439
Other current assets	1,688	1,465
Total current assets	8,090	7,818
Property and equipment, net	980	933
Operating lease assets, net	601	573
Goodwill	8,076	7,106
Intangible assets, net	1,608	1,417
Deferred income tax assets, net	735	967
Long-term investments	107	111
Other noncurrent assets	1,129	1,767
Total assets	$21,326	$20,692
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$366	$308
Deferred revenue	415	501
Short-term debt	—	33
Operating lease liabilities	156	153
Accrued expenses and other current liabilities	2,701	2,664
Total current liabilities	3,638	3,659
Deferred revenue, noncurrent	29	37
Operating lease liabilities, noncurrent	424	423
Deferred income tax liabilities, net	162	168
Long-term debt	1,552	543
Other noncurrent liabilities	795	847
Total liabilities	6,600	5,677
Stockholders’ equity:
Preferred stock, $0.10 par value, 15 shares authorized, none issued	—	—
Class A common stock, $0.01 par value, 1,000 shares authorized, 448 and 479 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	4	5
Additional paid-in capital	11	12
Retained earnings	14,915	15,158
Accumulated other comprehensive income (loss)	(204)	(160)
Total stockholders’ equity	14,726	15,015
Total liabilities and stockholders’ equity	$21,326	$20,692

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
Reconciliations of Non-GAAP Financial Measures
(Unaudited)

(dollars in millions, except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,		Guidance
	2026	2025	2026	2025	Full Year 2026 (1)
GAAP income from operations	$872	$866	$2,589	$2,536
Project Leap charges(a)	51	—	135	—	$140 - $160
India Defined Contribution Obligation(b)	—	—	(81)	—	$(81)
(Gain) on sale of property and equipment(c)	—	—	—	(62)	—
Adjusted Income From Operations	$923	$866	$2,643	$2,474

GAAP operating margin	15.4%	16.0%	15.6%	16.1%
Project Leap charges(a)	0.9	—	0.8	—	0.6% - 0.7%
India Defined Contribution Obligation(b)	—	—	(0.4)	—	(0.4)%
(Gain) on sale of property and equipment(c)	—	—	—	(0.4)	—
Adjusted Operating Margin	16.3%	16.0%	16.0%	15.7%	~16.1%

GAAP net income	$627	$274	$1,925	$1,582
Effect of adjustments to income from operations, pre-tax	51	—	54	(62)
Non-operating foreign currency exchange (gains) losses, pre-tax(d)	(2)	(4)	(27)	(13)
Tax effect of above adjustments(e)	(6)	15	23	34
One-time income tax expense related to the enactment of the OBBBA(f)	—	390	—	390
Adjusted Net Income	$670	$675	$1,975	$1,931

GAAP diluted earnings per share	$1.39	$0.56	$4.14	$3.22
Effect of adjustments to income from operations, pre-tax	0.11	—	0.12	(0.13)	(a)(b)(c)
Non-operating foreign currency exchange (gains) losses, pre-tax(d)	—	(0.01)	(0.06)	(0.03)	(d)
Tax effect of above adjustments(e)	(0.01)	0.04	0.05	0.08	(d)
One-time income tax expense related to the enactment of the OBBBA(f)	—	0.80	—	0.79	—
Adjusted Diluted Earnings Per Share	$1.49	$1.39	$4.25	$3.93	$5.72 - $5.79
(1) A full reconciliation of Adjusted Operating Margin and Adjusted Diluted Earnings Per Share guidance to the corresponding GAAP measures on a forward-looking basis cannot be provided without unreasonable efforts, as we are unable to provide reconciling information with respect to unusual items, net non-operating foreign currency exchange gains or losses and the tax effects of these adjustments, and such adjustments may be significant.
Notes:
(a)Project Leap charges for the three months ended September 30, 2026 were $51 million and included $46 million of employee separation costs and $5 million of other costs. Project Leap charges for the nine months ended September 30, 2026 were $135 million and included $102 million of employee separation costs and $33 million of other costs. We now expect to incur costs of $180 million to $250 million in connection with Project Leap, with $140 million to $160 million of costs expected to be incurred in 2026 and the remainder to be incurred through the first quarter of 2027. The total costs related to Project Leap are reported in "Restructuring charges" in our unaudited consolidated statements of operations. Our guidance anticipates pre-tax charges of approximately $0.30 to $0.35 per diluted share for the full year 2026. The tax benefit of these charges is expected to be approximately ($0.08) to ($0.09) per diluted share for the full year 2026.
(b)On February 28, 2019, a ruling of the Supreme Court of India ("SCI") interpreting certain statutory defined contribution obligations of employees and employers (the “India Defined Contribution Obligation”) altered historical understandings of the obligation under the Employees’ Provident Fund and Miscellaneous Provision Act, 1952, extending it to cover additional portions of the employee’s income. As a result, the ongoing contributions of our affected employees and the Company were required to be increased. In the first quarter of 2019, we accrued $117 million with respect to prior periods, assuming retroactive application of the SCI’s ruling, in "Selling, general and administrative expenses" in our unaudited consolidated statement of operations.
Labor law reforms implemented by the Government of India effective November 21, 2025, including the Code on Social Security, 2020, were designed to repeal and replace the Employees’ Provident Fund and Miscellaneous Provisions Act, 1952, subject to the issuance of applicable rules. The Social Security Rules were published by the government of India in May 2026. Additionally, the government of India notified the Employees Provident Fund Scheme of 2026 in June 2026. As a result of these developments, management concluded that the liability relating to periods where no proceedings had been initiated by the government is no longer required. Thus, in the second quarter of 2026, management recorded a benefit of $81 million in "Selling, general and administrative expenses" in our unaudited consolidated statement of operations. Our guidance anticipates a pre-tax benefit of approximately ($0.18) per diluted share with a corresponding tax expense of approximately $0.05 per diluted share for the full year 2026.
(c)During the three months ended March 31, 2025, we realized a gain on the sale of an office complex in India, which was reported in "(Gain) on sale of property and equipment" on our unaudited consolidated statement of operations.
(d)Non-operating foreign currency exchange gains and losses, inclusive of gains and losses related to foreign exchange forward contracts not designated as hedging instruments for accounting purposes, are reported in "Foreign currency exchange gains (losses), net" in our unaudited consolidated statements of operations. Non-operating foreign currency exchange gains and losses are subject to high variability and low visibility and therefore cannot be provided on a forward-looking basis without unreasonable efforts.
(e)Presented below are the tax impacts of our non-GAAP adjustment to pre-tax income for the:

(in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Non-GAAP income tax benefit (expense) related to:
Project Leap charges	14	—	36	—
India Defined Contribution Obligation	—	—	(21)	—
Gain on sale of property and equipment	—	—	—	(9)
Foreign currency exchange gains and losses	(8)	(15)	(38)	(25)
The effective tax rate related to non-operating foreign currency exchange gains and losses varies depending on the jurisdictions in which such income and expenses are generated and the statutory rates applicable in those jurisdictions. As such, the income tax effect of non-operating foreign currency exchange gains and losses shown in the above table may not appear proportionate to the net pre-tax foreign currency exchange gains and losses reported in our unaudited consolidated statements of operations.
(f)In July 2025, the One Big Beautiful Bill Act ("OBBBA") was enacted in the United States, which, among other provisions, repealed the requirement to capitalize U.S. research and experimental ("R&E") costs. As a result, we concluded that it is not more likely than not that we will realize our deferred tax asset of $390 million related to R&E costs capitalized outside the United States. These amounts would have otherwise been available to offset certain future U.S. taxes on our non-U.S. earnings, which, as a result of this repeal, we no longer project to be applicable to us. Therefore, in the third quarter of 2025, we recorded a one-time, non-cash income tax expense of $390 million.

The above tables serve to reconcile the Non-GAAP financial measures to the most directly comparable GAAP measures. Refer to the “About Non-GAAP Financial Measures and Performance Metrics” section of our press release for further information on the use of these Non-GAAP measures.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
Revenue by Business Segment and Geography
(Unaudited)

(dollars in millions)	Three Months Ended September 30, 2026
			Year over Year
	$	% of total	% Change	Constant Currency % Change (a)
Revenues by Segment:
Health Sciences	$1,587	28.0%	(1.1)%	(0.9)%
Financial Services	1,767	31.2%	12.0%	12.3%
Products and Resources	1,371	24.2%	(0.9)%	(0.8)%
Communications, Media and Technology	939	16.6%	10.5%	10.7%
Total Revenues (b)(c)	$5,664		4.6%	4.8%
Revenues by Geography:
North America	$4,258	75.2%	5.7%	5.8%
United Kingdom	532	9.4%	5.8%	6.2%
Continental Europe	525	9.3%	(2.6)%	(1.5)%
Europe - Total	1,057	18.7%	1.4%	2.2%
Rest of World	349	6.1%	1.2%	1.4%
Total Revenues (b)(c)	$5,664		4.6%	4.8%

	Nine Months Ended September 30, 2026
			Year over Year
	$	% of total	% Change	Constant Currency % Change (a)
Revenues by Segment:
Health Sciences	$4,738	28.6%	0.3%	(0.3)%
Financial Services	5,144	31.1%	12.1%	11.4%
Products and Resources	4,014	24.2%	1.2%	0.3%
Communications, Media and Technology	2,662	16.1%	6.7%	6.2%
Total Revenues (b)(c)	$16,558		5.0%	4.3%
Revenues by Geography:
North America	$12,437	75.1%	5.5%	5.4%
United Kingdom	1,533	9.3%	6.3%	4.1%
Continental Europe	1,590	9.6%	2.4%	(1.5)%
Europe - Total	3,123	18.9%	4.3%	1.2%
Rest of World	998	6.0%	1.1%	0.4%
Total Revenues (b)(c)	$16,558		5.0%	4.3%

Notes:
(a)Constant currency revenue growth is not a measure of financial performance prepared in accordance with GAAP. See “About Non-GAAP Financial Measures and Performance Metrics” section of our press release for further information.
(b)For the three months ended September 30, 2026, revenues from our recently completed acquisitions contributed approximately 210 basis points to overall growth, primarily in our Communications, Media and Technology segment and our North America region, where the contribution was 875 basis points and 250 basis points, respectively. For the nine months ended September 30, 2026, revenues from our recently completed acquisitions contributed approximately 140 basis points to overall growth, primarily in North America, including 400 basis points to our Communications, Media and Technology segment and 125 basis points to our Financial Services segment.
(c)For the quarter ended September 30, 2026, the sale of third-party products in connection with our integrated offerings strategy contributed approximately 190 basis points to overall revenue growth. These sales contributed 200 basis points and

425 basis points of growth to our North America and United Kingdom regions, respectively and 600 basis points and 400 basis points of growth to our Communications, Media and Technology and Financial Services segments, respectively. For the nine months ended September 30, 2026, the sale of third-party products, primarily in North America and Europe, in connection with our integrated offerings strategy, contributed approximately 170 basis points to overall revenue growth. These sales contributed 650 basis points and 300 basis points of growth to our Communications, Media and Technology and Financial Services segments, respectively, while negatively impacting our Health Sciences segment by 100 basis points due to lower sales of third-party products in 2026 as compared to 2025.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Cash flows from operating activities:
Net income	$627	$274	$1,925	$1,582
Adjustments for non-cash income and expenses	213	600	729	897
Changes in operating assets and liabilities, net of effects of businesses acquired	164	353	(818)	(454)
Net cash provided by operating activities	1,004	1,227	1,836	2,025
Cash flows from investing activities:
Purchases of property and equipment	(79)	(67)	(254)	(211)
Proceeds from sale of property and equipment	—	—	—	70
Net (purchases) maturities of investments	(50)	1	(50)	(14)
Payments for business combinations, net of cash acquired	21	—	(1,313)	—
Net cash (used in) investing activities	(108)	(66)	(1,617)	(155)
Cash flows from financing activities:
Issuance of common stock under stock-based compensation plans	12	13	41	46
Repurchases of common stock	(270)	(463)	(1,877)	(1,040)
Repayment of Term Loan borrowings and finance lease obligations	(11)	(11)	(34)	(32)
Proceeds from borrowing under the revolving credit facility	—	—	1,000	—
Repayment of notes outstanding under the revolving credit facility	—	—	—	(300)
Dividends paid	(149)	(151)	(465)	(459)
Net cash (used in) financing activities	(418)	(612)	(1,335)	(1,785)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1)	(4)	(3)	25
Increase (decrease) in cash, cash equivalents and restricted cash	477	545	(1,119)	110
Cash, cash equivalents and restricted cash, beginning of period	1,038	1,796	2,634	2,231
Cash and cash equivalents, end of period	$1,515	$2,341	$1,515	$2,341

SUPPLEMENTAL CASH FLOW INFORMATION

(in millions)	Three Months Ended September 30,
Stock Repurchases under Board of Directors' authorized stock repurchase program:	2026	2025
Number of shares repurchased	4.9	6.3

Remaining authorized balance as of September 30, 2026	$2,080

Reconciliation of Free Cash Flow Non-GAAP Financial Measure

(in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net cash provided by operating activities	$1,004	$1,227	$1,836	$2,025
Purchases of property and equipment	(79)	(67)	(254)	(211)
Proceeds from sale of property and equipment	—	—	—	70
Free cash flow	$925	$1,160	$1,582	$1,884